Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ARRANGES FINANCING WITH FREDDIE MAC

        NEW YORK – September 19, 2007 – CIT Group Inc. (NYSE: CIT), a leading global provider of financial products and services, today announced that it has agreed to sell to Freddie Mac between $3.5 and $4.2 billion of “AAA-rated” securities backed by approximately $6 billion of residential mortgages. The ultimate amount of the “AAA-rated” mortgage-backed securities to be sold will be determined following completion of rating agency review. The transaction is scheduled to close later this month subject to customary closing conditions.

        Separately, the Company expects to obtain $2 billion through an interim facility provided by Morgan Stanley Bank, which will be repaid upon the settlement of the Freddie Mac transaction.

        CIT will reclassify the residential mortgages underlying these transactions from “Assets Held for Sale” to “Assets Held for Investment.”

About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $80 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in cash flow lending, vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has approximately 7,300 employees in locations throughout North America, Europe, Latin America and Asia Pacific. www.cit.com

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CIT MEDIA RELATIONS: C. Curtis Ritter Director of External Communications & Media Relations (212) 461-7711 curt.ritter@cit.com	CIT INVESTOR RELATIONS: Ken Brause Executive Vice President (212) 771-9650 ken.brause@cit.com